EXHIBIT 12
                            HERSHEY FOODS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (in thousands of dollars except for ratios)
                                   (Unaudited)


                                                       For the Six Months Ended
                                                       ------------------------
                                                        July 4,         July 5,
                                                         1999            1998
                                                      ------------    ----------
Earnings:

    Income before income taxes                        $ 423,636(a)    $ 202,291

    Add (deduct):

         Interest on indebtedness                        36,980          45,188
         Portion of rents representative of the
           interest factor (b)                            6,571           5,813
         Amortization of debt expense                       243             292
         Amortization of capitalized interest             1,613           1,770
                                                      ---------       ---------

              Earnings as adjusted                    $ 469,043       $ 255,354
                                                      =========       =========

Fixed Charges:

         Interest on indebtedness                     $  36,980       $  45,188
         Portion of rents representative of the
           interest factor (b)                            6,571           5,813
         Amortization of debt expense                       243             292
         Capitalized interest                             1,214           1,144
                                                      ---------       ---------

              Total fixed charges                     $  45,008       $  52,437
                                                      =========       =========

Ratio of earnings to fixed charges                        10.42            4.87
                                                      =========       =========


NOTE:

(a) Includes a gain of $243.8 million on the sale of the Corporation's pasta business.

(b) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.